Shareholder Presentation Regarding The Special Meeting of the Shareholders of Landmark Bank, N.A. August 2016 Exhibit 15.3

The following materials were prepared to assist shareholders of Landmark Bank, National Association, in determining how to vote at the Special Meeting of Shareholders scheduled for September 14, 2016, regarding the proposed merger of Landmark Bank with and into Landmark Interim Bank, National Association. These materials were also prepared to assist shareholders in the election of merger consideration. The information provided in this presentation is qualified in its entirety by the Proxy Statement/Offering Circular, dated June [x], 2016, mailed to each shareholder of record as of June 30, 2016, of Landmark Bank. All shareholders of Landmark Bank are urged to read the Proxy Statement/Offering Circular for a presentation of all material information related to the merger and the Merger Agreement. Legal Disclosure

The Landrum Company Headquartered in Columbia, MO The Landrum Company tangible book value per common share has expanded at a compound annual rate of 13% over the period 2006-2015. Company Consolidated Financials as of and for the year ended 12/31/15 $2.4 billion in assets $1.5 billion in loans $2.0 billion in deposits 23.7% Non-Interest Bearing 5.3% Brokered 0.84% Return on Average Assets 13.25% Return on Average Common Equity 3.71% Net Interest Margin 1.03% NPAs / Assets Source: Internal management reports.

Landmark Bank Landmark Bank history dates back to 1865 One of the oldest national banks west of the Mississippi 44 locations across 3 states Missouri (20) Oklahoma (12) Texas (12) Key drivers of financial performance Sound credit quality, as proven by performance during the recession Strong core deposit base with below average cost of funds Fee income levels have provided diversification of revenue

The Landrum Company Footprint

The Landrum Company Birch Tree Cabool Columbia (10) Houston Jefferson City Licking Mountain Grove Mountain View West Plains (2) Willow Springs

The Landrum Company Ada (2) Ardmore Davis Durant (2) Kingston Madill Sulphur Tishomingo Wapanucka Wynnewood

The Landrum Company Collinsville Denison (2) Gainesville Gunter Lindsay Pottsboro Prosper Sherman Van Alsytne Whitesboro (2)

Experienced Management Source: Company Management. Daniel J. Stubler Chairman of The Landrum Company Board Kevin D. Gibbens President and CEO of The Landrum Company & Landmark Bank Charles C. Cantrell Chairman of the Landmark Bank Board

Experienced Management Source: Company Management. Shon P. Aguero Executive Vice President/ Retail Banking Executive Logan M. Dale Executive Vice President/ Commercial Banking Executive Stephen E. Guthrie Executive Vice President/ Chief Financial Officer Sabrina B. McDonnell Executive Vice President/ Chief Administrative Executive

Financial Highlights of The Landrum Company Compound Annual Growth Rate 2011-2015 (Dollars in Thousands) 12/31/2011 12/31/2012 12/31/2013 12/31/2014 12/31/2015 2011 – 2015 CAGR Total Assets 1,677,723 1,752,733 1,929,379 2,155,839 2,427,481 7.7% Deposits 1,485,457 1,562,809 1,692,340 1,810,083 2,025,857 6.4% Total Equity 117,268 130,271 112,101 168,728 181,427 9.1% Net Income 11,235 16,217 16,389 16,983 19,256 11.4% Source: Audited financial statements of The Landrum Company as of December 31 or for the year end indicated.

Total Assets Source: Audited financial statements of The Landrum Company as of December 31 for the year end indicated.

Net Income Source: Audited financial statements of The Landrum Company for the year end indicated. *One time gain from bank owned life insurance (BOLI) claim on the former Chairman. 2011 2012 2013 2014 2015

Return on Average Equity vs. Peer Source: SNL Financial and The Landrum Company management for the year end indicated. Peer data is median of peer group data from U.S. bank holding companies with assets between $1 billion and $3 billion.

Credit Quality Trends Source: Federal Reserve Bank Holding Company Peer Report vs The Landrum Company for the year end indicated. Non Performing Loans & OREO / Loans & OREO (%) Net Loan Losses / Avg Loans (%)

Yield and Operating Performance Source: Federal Reserve Bank Holding Company Peer Report vs The Landrum Company for the year end indicated. Net Interest Income as a % of Average Earning Assets (TE) Interest Expense as a % of Average Earning Assets

Tangible Book Value 13% Compound Annual Growth Source: Audited financial statements of The Landrum Company for the year end indicated.

Strategic Rationales for Merger Aligning the interests of all shareholders as shareholders of The Landrum Company. Simplifying the organization’s corporate structure. Easing financial and tax reporting requirements.

Strategic Rationales for Merger (cont’d) Facilitating The Landrum Company’s liquidity management. Streamlining shareholder communications and meetings. Results in The Landrum Company owning 100% of Landmark Bank.

Investment Highlights & Considerations Management focus on earnings power, solid credit quality and diversified loan portfolio. Emphasis on core-deposit base with below average cost-of-funds. Franchise footprint in diverse markets with increasing desirability.

Shareholder Alternatives Election Made for One Share of Landmark Bank Common Stock Certain Tax Effects of Election Made Potential Dividends per One Share of Landmark Bank Stock Exchanged Ability to Share in Future Growth (or Loss of Value) in The Landrum Company Common Stock 1.27 shares of The Landrum Company common stock Non-taxable $2.35 per quarter2 Yes Preferred Stock1 0.46 shares of The Landrum Company preferred stock Non-taxable $7.76 per quarter3 No Cash $460 in cash Taxable Not applicable No 1Preferred stock is no par with a liquidation preference value of $1,000 for each preferred share. Shares are not callable for five years, then callable at the discretion of The Landrum Company for $1,000 per share. 2No assurance can be given that recent historical levels of dividends on common stock at The Landrum Company will be maintained, or that any dividends will be declared. 3No assurance can be given that dividends will be declared on the preferred shares of The Landrum Company. Note: For additional details regarding the different merger consideration elections see page 2 of the Proxy Statement/Offering Circular.

Next Steps for Landmark Bank Shareholders Complete, date, and sign your blue proxy. Mail or deliver proxy to the company. After the merger is approved we will send you an Election Form/Letter of Transmittal, allowing you to select your form of merger consideration and deliver your stock certificates.

Contact Us Kevin Gibbens President & Chief Executive Officer MergerQuestions@LandmarkBank.com (573) 499-7363 Stephen Guthrie Executive Vice President & Chief Financial Officer MergerQuestions@LandmarkBank.com (573) 499-7363